SF 827                               Page 1                            SAMPLE

                        RETURN OF COST OF INSURANCE RIDER


This rider is part of Your policy. All policy definitions, provisions, and exceptions apply to this rider unless changed by this rider. The Effective Date is the same as the Policy Date. There is no charge for this rider.

RIDER BENEFIT

This rider provides a return of cost of insurance charges. The return of charges will be credited to Your Policy Value annually on Your policy anniversary, in equal amounts, over a period of five years. The total amount credited equals the sum of Your cost of insurance charges paid up to the time benefits begin. Benefits begin on the later of the last day of the 15th Policy Year or the last day of Your Attained Age 59 Policy Year.

The amounts credited will be applied to Your Divisions and/or Fixed Account according to Your premium allocation instructions in effect at that time.

CONDITIONS

These conditions apply:

     1.   the benefit does not include cost of insurance charges for any rider;

     2. the benefit does not include any monthly policy charges other than Your cost of insurance charges, as defined in the Cost of Insurance provision of Your policy;

     3. the benefit is not premium, therefore premium expense charges are not deducted from the benefit;

     4. cost of insurance charges will continue to be deducted during and after the period the benefit is applied;

     5. if the policy terminates for any reason, any benefit not credited is forfeited.

TERMINATION

This rider terminates on the first of:

     1.   exercise of a Life Paid-Up Rider;

     2.   termination of Your policy; or

     3. Our receipt of Your Notice to cancel this rider. The cancellation will be effective on the Monthly Date on or next following the date We receive the Notice. We may require that You send Your policy to Our Office to record the cancellation.

REINSTATEMENT

You may not reinstate this rider.





Principal Life Insurance Company
Des Moines, Iowa  50392-0001



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